Herman Miller Leads Group of Investors Acquiring Maars Living Walls, a Worldwide Leader in Interior Wall Solutions • Enhances Herman Miller’s existing offering and adds an important capability within a growing solution segment • Enables more dealers and customers to interact with Herman Miller’s growing product portfolio June 6, 2018 ZEELAND, Michigan – Herman Miller, Inc. (NASDAQ: MLHR), the global designer and furniture manufacturer, announced today that it is leading a group of investors to acquire Maars Living Walls (“Maars”), a global designer and manufacturer of standard and customized modular walls. Under the terms of a preliminary agreement, Herman Miller will acquire 48% of Maars equity for $6 million with an option to acquire a controlling interest over time. Additional investors in the group include select US certified Herman Miller dealers, a European dealer, and members of the Maars management team led by the incumbent CEO. Headquartered in Harderwijk, the Netherlands, Maars was founded in 1946 and has since expanded to over 45 countries. Maars creates innovative solutions for interior spaces, including offices, care and cure facilities, airports, hospitality, and universities. Customers have included Dow Jones, General Electric, Google, IBM, and Microsoft. Revenue for Maars in the most recently completed fiscal year totaled approximately $65 million. “Maars products will be a key part of our offering that brings customers best-in-class solutions to help them create a variety of enclosed settings,” said Brian Walker, President and CEO of Herman Miller. “Now, more than ever, customers are looking for environments that are flexible, modular spaces, and Maars meets that demand with innovation and design at the center. Combined with other solutions we have or will be introducing in the near future, we will have a broad and leading portfolio in this important and growing solution segment. This is another key step in our efforts to increase our share of wallet as we build a stronger dealer eco-system.” Menno de Vries, CEO of Maars Living Walls, added, “This acquisition strengthens our mission to improve people’s well-being and productivity by combining Maars Living Walls with the Living Office strategy of Herman Miller. Maars will have access to Herman Miller’s expansive and strong dealer network in North America and their global customer base. This combination significantly expands our global reach and opens up many new opportunities for the Maars brand, our people, and our growing network.” This addition to Herman Miller’s family of brands will enable more dealers and customers to interact with the company’s growing product portfolio. An exciting range of leading-edge Maars products will enhance Herman Miller’s existing offering and add an important capability to the company’s network. The modular wall market is growing quickly in North America and is already well-established in EMEA. Maars is now better positioned to capitalize on the North American opportunity, as it continues to build global leadership in this category. “We are excited to join our co-owning dealer partners in this endeavor,” said Jeremy Hocking, Executive Vice President of Strategy and Business Development for Herman Miller. “We know that this solution set requires a highly committed and capable dealer network to lead specification and installation. We believe this unique investor group ensures we have the right folks to guide the implementation of the Maars strategy to expand their presence in the North American market and develop a leading global position. We are confident that the seasoned management team at Maars and our industry-leading distribution network will be a winning combination.” Maars product lines include Lalinea, which was developed in collaboration with a leading international architectural firm with minimalist design as the starting principle. Additionally, LineaCube was recognized with the Best of NeoCon GOLD Award at NeoCon 2016 for creating an independent architectural space within an open office floor plan. The design features its own ventilation, acoustic insulation and absorption, and integrates power, data, audio, and lighting into the ceiling. Herman Miller expects to reflect its share of Maars operating results within equity earnings from non- consolidated affiliates going forward. On a GAAP basis, this transaction is expected to be approximately $0.01 dilutive to earnings per share in fiscal 2019. On an adjusted basis, excluding the estimated impact of certain purchase accounting adjustments, the transaction is expected to be break-even to earnings per share in fiscal 2019. Additional information concerning the transaction is included in an investor presentation available on the Company's investor relations website. View presentation. For more information contact: Media_Relations@hermanmiller.com Investor_Relations@hermanmiller.com About Herman Miller Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the 113-year-old company has relied on innovative design to solve problems wherever people work, live, learn, and heal. With recognizable designs as part of museum collections worldwide, Herman Miller is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award and has been ranked number one on Contract Magazine’s list of “Brands that Inspire” for four straight years. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned numerous global sustainability and inclusivity awards including the Human Rights Foundation’s top rating in its Corporate Equality Index for 11 years in a row. In fiscal 2017, the company generated $2.28 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR. hermanmiller.com/about-us @hermanmiller on Instagram, Facebook, and Twitter About Maars Living Walls Maars is the supplier of high quality customized wall and cladding solutions for buildings to improve people’s well- being and productivity. Maars is a Dutch-based manufacturer with 70 years of experience providing world class solutions and stands for excellent service with various and integrated customized projects. Their very wide range of products have a refined design, are high quality, and demonstrate worldwide leadership in fire and sound certificates and sustainability. More than 70% of the revenue is exported abroad. The international organization has all departments in-house: product development, manufacturing, consultancy, engineering, project management, installation, and after sales. More information at www.maarslivingwalls.com and at @maarslivingwalls on Instagram.